Exhibit 99.1

Lifetime Brands Reports Preliminary Fourth Quarter and

Calendar Year 2008 Financial Results

Garden City, NY, March 17, 2009 --- Lifetime Brands, Inc. (NASDAQ: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced preliminary, unaudited financial results for the quarter and full year ended December 31, 2008.

Lifetime also announced that it would file a Form 12b-25 “Notification of Late Filing” with the Securities and Exchange Commission stating that the Company expects to file its Annual Report on Form 10-K on or before March 31, 2009.

Results for Three Months ended December 31, 2008

In the fourth quarter, the Company incurred a net loss of $39.2 million (net of tax benefit of $3.0 million) or $3.27 per diluted share, compared to net income of $5.4 million or $0.40 per diluted share in the fourth quarter of 2007.

The loss for the quarter included pre-tax charges of $42.7 million for the following special items:

•	$29.4 million in non-cash charges attributable to the write-off of goodwill and certain intangible assets in accordance with SFAS 142, Goodwill and Other Intangible Assets;
•	$10.5 million of restructuring charges, primarily attributable to the closing of the Company’s retail stores, all of which were closed by December 31, 2008;
•	$1.9 million of operating losses attributable to the retail stores; and
•	$0.9 million in non-recurring transition expenses related to the Mikasa acquisition.

Excluding these items, the Company would have reported a net loss for the quarter of $0.1 million or $0.01 per diluted share.

2008 Full Year Results

For the full year, the net loss was $49.0 million (net of tax benefit of $10.5 million) or $4.09 per diluted share, compared to net income of $8.9 million, or $0.68 per diluted share in 2007.

The Company’s net loss for 2008 included pre-tax charges of $57.3 million for the following special items:

•	$29.4 million in non-cash charges attributable to the write-off of goodwill and certain intangible assets;
•	$18.0 million, of which $3.9 million was non-cash, of restructuring charges, primarily attributable to the closing of the Company’s retail stores;
•	$6.9 million of operating losses attributable to the retail stores; and
•	$3.0 million in non-recurring transition expenses related to the Mikasa acquisition.

Excluding these items, the Company would have reported a net loss for the year of $2.0 million or $0.17 per diluted share.

Net sales for the year were $487.9 million, a decrease of 1.2% compared to net sales of $493.7 million in 2007.

Net sales for the Company’s wholesale segment in 2008 were $403.6 million, a decrease of $13.3 million or 3.2% compared to net sales of $416.9 million for 2007. Excluding Mikasa net sales of $32.8 million, net sales for the wholesale segment were $370.8 million for the year ended December 31, 2008, a decrease of 11.1% compared to 2007.

Net sales for the direct-to-consumer segment in 2008 were $84.3 million compared to $76.8 million for 2007. The increase largely was due to the going-out-of-business sales at the Company’s retail stores.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “The economic recession, which we now know began in December 2007, adversely affected consumer discretionary spending throughout 2008. As a result, most non-food retailers sharply curtailed their inventories. This had a significant negative effect on our business, especially in the fourth quarter, as these retailers aggressively took steps to assure that they would not have to carryover large quantities of merchandise into 2009.

“While our overall results for the year obviously were very disappointing, we did achieve some notable successes. Our acquisition of Mikasa met our expectations and provided us with new opportunities to strengthen our existing placement at a number of retailers and to open new doors. Our kitchenware business also grew significantly. In addition, our ongoing initiatives to reduce inventory and improve efficiency by consolidating certain distribution centers yielded the anticipated results.

“The restructuring of our dinnerware and glassware businesses should produce a turnaround, as compared to prior years in which these lines of business generated significant operating losses. Coupled with the acquisition of Mikasa, we believe the Company is well positioned for profitable growth in those classifications.

“The closing of all our retail stores removes what has been a significant burden, both on our financial results and on our operating efficiency. It also frees management to concentrate on the stronger and more profitable parts of our business.

“We have aligned our operations to fit current market conditions by reducing headcount, freezing salaries, trimming employee benefits and consolidating distribution centers. As a result of these initiatives, which are ongoing, we expect employee-related costs in 2009 to decrease as a percentage of net sales by approximately 350 basis points compared to 2008, and by approximately 300 basis points compared to 2007.

“While we expect economic conditions to remain challenging during all of 2009, we remain optimistic that our financial results this year will be substantially better than in 2008. Our wholesale business this quarter is on plan and likely to achieve approximately the same level of net sales as in the first quarter of 2008. Moreover, our portfolio of well-known and respected brands, together with our commitment to innovation, should position the Company for a strong recovery.

“We are pleased to note that, according to the International Housewares Association (“IHA”), buyer registration by key U.S. retailers for the 2009 International Home + Housewares Show, to be held at McCormick Place in Chicago, March 22 – 24, 2009, is greater then the goal set by the IHA. We believe this reflects the fundamental strength of the housewares sector and is an indicator of confidence by key retailers. As in the past, Lifetime will be among the largest non-electrics exhibitors at the show, at which we will introduce approximately 1,500 unique new products, including several that we believe could have the potential to be very important to the Company.”

On February 12, 2009, the Company advised its lending banks that, as at December 31, 2008, it was not in compliance with certain provisions of its credit agreement and, consequently, entered into a forbearance agreement and amendment to its credit agreement. On March 6, 2009, the Company and its banks agreed to extend the forbearance period to March 31, 2009. The Company is negotiating changes to certain provisions of the credit agreement, which, if agreed to by a majority in interest of its lending banks, would provide the Company with liquidity in an amount that the Company believes would be sufficient to finance its operations for 2009.

Forward-Looking Statements

In this press release, the use of the words “expect,” “will,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the comparable financial measures calculated in accordance with GAAP.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Block®, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc. Laurence Winoker, Chief Financial Officer 516-203-3590 investor.relations@lifetimebrands.com	Lippert/Heilshorn & Assoc. Jody Burfening 212-838-3777 jburfening@lhai.com

LIFETIME BRANDS, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

(In millions, except per share data)

(unaudited)

	Quarter ended December 31, 2008	Year ended December 31, 2008
Reconciliation of net loss as reported to net loss as adjusted:
Net loss as reported	$(39.2)	$(49.0)
Add (net of taxes):
Non-cash goodwill and intangible write-off	27.0	24.1
Store restructuring expenses	9.6	14.8
Store operating losses	1.7	5.6
Mikasa non-recurring transition expenses	0.8	2.5
Net loss as adjusted	$(0.1)	$(2.0)

Reconciliation of diluted loss per common share as reported to diluted loss per common share as adjusted:
Diluted loss per common share as reported	$(3.27)	$(4.09)
Add:
Non-cash goodwill and intangible write-off	2.25	2.01
Store restructuring expenses	0.80	1.23
Store operating losses	0.15	0.47
Mikasa non-recurring transition expenses	0.06	0.21
Diluted loss per common share as adjusted	$(0.01)	$(0.17)